Exhibit 99.1

ANB FINANCIAL CORPORATION
7525 West Canal Drive
Kennewick, Washington  99336


                                                         _________ __, 1996

Dear Shareholder:

          You are cordially invited to attend the Annual Meeting of Shareholders of ANB Financial Corporation ("ANB"), which will be held at the Tri-Cities Country Club, located at 314 Underwood, Kennewick, Washington, at 1:00 p.m., local time, on ____________ __, 1996.

          At the Annual Meeting, in addition to the election of directors, shareholders will be asked to approve an Agreement and Plan of Merger, dated as of February 26, 1996 (the "Merger Agreement"), among ANB, First Hawaiian, Inc. ("First Hawaiian") and ANB Acquisition Corporation, a wholly-owned subsidiary of First Hawaiian, pursuant to which ANB Acquisition Corporation will merge with and into ANB (the "Merger"). As a result of the merger, ANB will become a wholly-owned subsidiary of First Hawaiian, and each share of common stock of ANB will be converted into shares of First Hawaiian common stock with a market value equal to 2.2 times the adjusted book value of ANB's common stock, determined as of the thirtieth day prior to the merger in accordance with the terms set forth in the Merger Agreement.

          The proposed Merger, including the method for determining the number of shares of First Hawaiian common stock issuable to shareholders of ANB in the Merger, is described in detail in the accompanying Proxy Statement/Prospectus and its annexes. Please read all of these materials carefully.

          The Merger will provide ANB with substantially greater financial and technological resources that will enable it to compete more effectively in its home market and better serve its customers and communities. ANB's shareholders will be able to obtain a premium for their shares on a tax-deferred basis while at the same time having the opportunity to participate in First Hawaiian's future and to have the benefits of the active trading market for First Hawaiian's common stock.

          THE ANB BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF ANB AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT AT THE ANNUAL MEETING.

          At the Annual Meeting you will also be asked to consider and vote upon the election of directors to serve on the ANB Board of Directors for terms of three years, or until the effective time of the Merger. As described in the accompanying Proxy Statement/Prospectus, if the Merger is consummated, the Board of Directors of the surviving corporation immediately following the Merger will consist of six members, two of whom will be designated by the present ANB Board of Directors and the Board of Directors of American National Bank will consist of 10 members, six of whom will be designated by ANB from American National Bank's current Board of Directors. In addition, it is currently expected that upon consummation of the Merger, Craig D. Eerkes will
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be elected to serve on the Board of Directors of First Hawaiian's principal banking subsidiary, First Hawaiian Bank.

          THE ANB BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF ANB VOTE FOR THE PROPOSED SLATE OF DIRECTORS.

          Because of the significance of these matters to ANB, your participation in the Annual Meeting, in person or by proxy, is especially important. We hope you will be able to attend the meeting. However, whether or not you anticipate attending in person, we urge you to complete, sign and return the enclosed proxy card promptly to ensure that your shares will be represented at the Annual Meeting. Please note that an affirmative vote of 2/3 of the outstanding shares of ANB common stock is required to approve the Merger. Accordingly, an abstention or failure to vote will have the same effect as a vote against the Merger Agreement. If you do attend the Annual Meeting, you will, of course, be entitled to revoke your proxy and vote in person.

          Thank you and we look forward to seeing you at the meeting.

                               Sincerely,


                    Craig D. Eerkes           Richard C. Emery
                    Chairman of the Board     President and CEO